                                                                            Exhibit 99.1
TIFFANY & CO.
NEWS RELEASE

Fifth Avenue & 57th Street	Contact:
New York, N.Y. 10022	Mark L. Aaron
212-230-5301
mark.aaron@tiffany.com

TIFFANY EXTENDS EXPIRATION OF SHARE REPURCHASE PROGRAM

New York, N.Y., January 17, 2013 – The Board of Directors of Tiffany & Co. (NYSE: TIF) has today extended the expiration date of the Company’s share repurchase program. The existing program, which was approved in January 2011 with an authorization to repurchase up to $400 million of the Company’s Common Stock, was scheduled to expire on January 31, 2013. The expiration date is now extended to January 31, 2014 and approximately $164 million remains available for share repurchases under this authorization. The Company is not currently purchasing shares but management may resume repurchases at any time in its discretion.

Tiffany & Co. operates jewelry stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores in the Americas, Asia-Pacific, Japan, Europe and the United Arab Emirates, and also engages in direct selling through Internet, catalog and business gift operations. For additional information, please visit www.tiffany.com or call the shareholder information line at 800-TIF-0110.

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